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                                                                       EXHIBIT 1


                   AMERICAN ABSORBENTS NATURAL PRODUCTS, INC.
       EXHIBIT 1 - STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE


Basic earnings per share represents net earnings (loss) divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share represents net earnings (loss) divided by the weighted-average number of shares outstanding, inclusive of the dilutive impact of common stock equivalents.

                                                                                 Third Quarter (three months)
                                                  Nine Months Ended                          Ended
                                        -----------------------------------   -----------------------------------
                                        October 31, 1999   October 31, 1998   October 31, 1999   October 31, 1998
                                        ----------------   ----------------   ----------------   ----------------
         Basic and  Diluted:
         Average Shares Outstanding         6,134,087          7,198,718          4,540,524          7,198,718
         Net Loss                         $  (674,452)       $  (549,059)       $  (243,632)       $  (183,824)
         Earnings (Loss) Per Share        $     (0.11)       $     (0.08)       $     (0.05)       $     (0.03)
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